NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ('NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the 7.25% Series A Cumulative Redeemable Preferred Units, the 8.50% Series B Cumulative Redeemable Preferred Units, and the 8.875% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the "Preferred Stock") of Altera Infrastructure L.P. (the "Limited Partnership") from listing and registration on the Exchange at the opening of business on September 12, 2022, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Preferred Stock is no longer suitable for continued listing and trading on the Exchange. The Exchange reached its decision pursuant to Section 802.01D of the Listed Company Manual (the 'Manual') based on the Limited Partnership's disclosure that it filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas on August 12, 2022, and it is expected that the contemplated restructuring will result in the cancellation of the Limited Partnership's Preferred Stock. On August 15, 2022, the Exchange determined that the Preferred Stock of the Limited Partnership should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Preferred Stock from listing and registration on the NYSE. The Limited Partnership was notified by phone and letter on August 15, 2022. The Limited Partnership had a right to appeal to a Committee of the Board of Directors of the Exchange (the 'Committee') the determination to delist the Preferred Stock, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Limited Partnership did not file such request within the specified time period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.